Exhibit 99

UMH PROPERTIES, INC. ANNOUNCES TAX TREATMENT FOR 2025 DISTRIBUTIONS

FREEHOLD, NJ, JANUARY 23, 2026……UMH Properties, Inc. (NYSE: UMH) (TASE: UMH) today announced the tax treatment of its 2025 distributions. The following tables summarize, for income tax purposes, the nature of cash distributions paid to stockholders of UMH’s common and preferred shares during the calendar year ended December 31, 2025.

Common - CUSIP 903002103

Shown as Dollars ($)
Payment Date	Distributions Per Share	Non-Qualifying Ord. Income (1a)	Total Long-Term Capital Gain (2a)	Unrecaptured Sec. 1250 Gain (2b)	Return of Capital (3)	Section 199A Dividends (5)
3/17/25	$0.215	$0.042483	$0.00	$0.00	$0.172517	$0.042483
6/16/25	$0.225	$0.044458	$0.00	$0.00	$0.180542	$0.044458
9/15/25	$0.225	$0.044458	$0.00	$0.00	$0.180542	$0.044458
12/15/25	$0.225	$0.044458	$0.00	$0.00	$0.180542	$0.044458
TOTAL	$0.890	$0.175857	$0.00	$0.00	$0.714143	$0.175857

Shown as a Percentage (%)
Payment Date	Distributions Per Share	Non-Qualifying Ord. Income (1a)	Total Long-Term Capital Gain (2a)	Unrecaptured Sec. 1250 Gain (2b)	Return of Capital (3)	Section 199A Dividends (5)
3/17/25	$0.215	19.759314%	0%	0%	80.240686%	19.759314%
6/16/25	$0.225	19.759314%	0%	0%	80.240686%	19.759314%
9/15/25	$0.225	19.759314%	0%	0%	80.240686%	19.759314%
12/15/25	$0.225	19.759314%	0%	0%	80.240686%	19.759314%
TOTAL	$0.890	19.759314%	0%	0%	80.240686%	19.759314%

6.375% Series D Cumulative Redeemable Preferred - CUSIP 903002509

Shown as Dollars ($)
Payment Date	Distributions Per Share	Non-Qualifying Ord. Income (1a)	Total Long-Term Capital Gain (2a)	Unrecaptured Sec. 1250 Gain (2b)	Return of Capital (3)	Section 199A Dividends (5)
3/17/25	$0.3984375	$0.3984375	$0.00	$0.00	$0.00	$0.3984375
6/16/25	$0.3984375	$0.3984375	$0.00	$0.00	$0.00	$0.3984375
9/15/25	$0.3984375	$0.3984375	$0.00	$0.00	$0.00	$0.3984375
12/15/25	$0.3984375	$0.3984375	$0.00	$0.00	$0.00	$0.3984375
TOTAL	$1.593750	$1.593750	$0.00	$0.00	$0.00	$1.593750

Shown as a Percentage (%)
Payment Date	Distributions Per Share	Non-Qualifying Ord. Income (1a)	Total Long-Term Capital Gain (2a)	Unrecaptured Sec. 1250 Gain (2b)	Return of Capital (3)	Section 199A Dividends (5)
3/17/25	$0.3984375	100%	0%	0%	0%	100%
6/16/25	$0.3984375	100%	0%	0%	0%	100%
9/15/25	$0.3984375	100%	0%	0%	0%	100%
12/15/25	$0.3984375	100%	0%	0%	0%	100%
TOTAL	$1.593750	100%	0%	0%	0%	100%

NOTE: Section 199A Dividends (Box 5) is a subset of, and is included in, the Total Non-Qualifying Ordinary Income reported in Box 1a.

DIVIDEND REINVESTMENT PLAN DISCOUNTS

Common - CUSIP 903002103

DISCOUNT DATE	FAIR MARKET VALUE ($)	DISCOUNT PRICE ($)	DISCOUNT ON D/R ($)
1/15/2025	18.075	17.250	0.825
2/18/2025	17.540	17.125	0.415
3/17/2025	18.100	17.250	0.850
4/15/2025	17.105	16.250	0.855
5/15/2025	16.910	16.250	0.660
6/16/2025	16.890	16.250	0.640
7/15/2025	16.885	16.250	0.635
8/15/2025	15.910	15.375	0.535
9/15/2025	15.185	14.500	0.685
10/15/2025	14.515	13.875	0.640
11/17/2025	14.855	14.375	0.480
12/15/2025	15.950	15.250	0.700

Shareholders are encouraged to consult with their tax advisors as to the specific tax treatment of the distributions they received from the Company.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that currently owns and operates 145 manufactured home communities, containing approximately 27,100 developed homesites, of which 11,000 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Contact:	Nelli Madden
732-577-9997

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